Exhibit 99.(10)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Mutual of America Institutional Funds, Inc:

We consent to the incorporation by reference, in this registration statement, of our report dated February 28, 2006, on the statements of assets and liabilities of Mutual of America Institutional Funds, Inc. (comprised of: All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Aggressive Equity Fund, Bond Fund and Money Market Fund, (“the Funds”)), including the summary portfolios of investments in securities for each of the Funds other than the Money Market Fund, as of December 31, 2005, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 28, 2006